Exhibit 4.1

DESCRIPTION OF THE COMMON STOCK OF EMPIRE PETROLEUM CORPORATION

Description of the Common Stock of Empire Petroleum Corporation Registered

Under Section 12 of the Securities Exchange Act of 1934

The following summary of the common stock, par value $0.001 per share (the “common stock”) of Empire Petroleum Corporation, a Delaware corporation (the “Registrant,” “we,” “our” or “us”). The following summarizes the terms and provisions of the common stock. The following summary does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and our Amended and Restated Bylaws (the “bylaws”).

General

The total number of shares of all classes of stock that we have authority to issue is 200,000,000, consisting of (a) 190,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (“preferred stock”).

Common Stock

Our outstanding shares of common stock are fully paid and nonassessable.

Voting Rights

The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the holders of our common stock, including the election of directors. Holders of common stock do not have cumulative voting rights with respect to the election of directors or as to any other matter to be voted upon by the holders of common stock. Our bylaws may be amended by:

•	our board of directors without the vote or consent of the holders of our common stock; or

•	by vote or consent of the holders of at least 65 percent of our issued and outstanding common stock and any voting preferred stock (other than our Series A Voting Preferred Stock), voting as a single class.

Dividend and Liquidation Rights

Subject to the rights of any then-outstanding shares of our preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors in its discretion from funds legally available. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any preferential liquidation rights of any preferred stock that at the time may be outstanding. Our credit agreement limits the amount of cash dividends that we can pay on our common stock.

No Preemptive, Conversion or Redemption Rights

The holders of our common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments by us.  There are no sinking fund provisions applicable to our common stock.

Anti-Takeover Effects of Delaware Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware law and our certificate of incorporation and bylaws contain provisions that may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his, her or its best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

Delaware Business Combination Statute

The General Corporation Law of the State of Delaware (the “DGCL”) provides certain restrictions on business combinations involving interested parties. Under the DGCL, a corporation may not engage in a business combination with any holder of 15 percent or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on this provision of the DGCL to prevent or delay an acquisition of us.

Advance Notice Provisions

Our bylaws contain advance notice requirements that our stockholders must meet before submitting proposals or director nominations to be considered at stockholder meetings. As more fully described in the bylaws, only such business may be conducted at a stockholder meeting as has been brought before the meeting by, or at the direction of, our board of directors or any committee thereof or by a stockholder who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of, our board of directors or any committee thereof or who are nominated by a stockholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected will be eligible for election to the board of directors.

To be timely, a stockholder’s notice regarding a proposal or director nomination to be brought before an annual meeting must be delivered to our Secretary:

•	not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is no more than 30 days in advance of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and

•	with respect to any other annual meeting, including in the event no annual meeting was held in the previous year, not later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which public disclosure is first given of the date of the annual meeting, and not earlier than the 120th day prior to the annual meeting.

If we call a special meeting of stockholders for the purpose of director elections, a stockholder’s notice of director nominations will be considered timely if the stockholder delivers the notice to our Secretary not later than the close of business on the later of the 90th day prior to the special meeting and the 10th day following the day on which public disclosure is first given of the date of the special meeting and of the nominees proposed by the board of directors, and not earlier than the close of business on the 120th day prior to the special meeting.

The bylaws also specify requirements as to the content of a stockholder’s notice.

In some instances, these provisions may preclude our stockholders from bringing proposals or making nominations for directors at stockholder meetings.

Removal of Directors

Our certificate of incorporation provides that any director may be removed with or without cause but only by the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors voting separately and as a single class.

Action by Stockholders Without a Meeting

Our certificate of incorporation provides that, except as otherwise provided in the terms of any outstanding shares of our preferred stock, stockholders may only take action by written consent without a meeting of stockholders two times in any calendar year.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called at any time only by our board of directors, either Co-Chairman of the board of directors or the President or by our Secretary upon the request from stockholders of record who own, in the aggregate, at least 20 percent of the voting power of our outstanding shares entitled to vote on the matter or matters to be brought before the special meeting. The only business that may be conducted at a special meeting of stockholders is that business specified in the notice of meeting.

Issuance of Preferred Stock

Our certificate of incorporation authorizes a class of undesignated preferred stock consisting of 10,000,000 shares. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock, subject to certain limitations as set forth in the certificate of incorporation. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power and the dividend and liquidation rights of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.

Series A Voting Preferred Stock

As of March 8, 2022, we have six shares of Series A Voting Preferred Stock issued and outstanding.  The Series A Voting Preferred Stock was issued in connection with the strategic investment in us by Energy Evolution (Master Fund), Ltd. (the “Fund”).  For so long as the Series A Voting Preferred Stock is outstanding, our board of directors will consist of six directors.  Three of the directors are designated as the Series A Directors and the three other directors (each, a “common director”) are elected by the holders of common stock and/or any preferred stock (other than the Series A Voting Preferred Stock) granted the right to vote on the common directors.  Any Series A Director may be removed with or without cause but only by the affirmative vote of the holders of a majority of the Series A Voting Preferred Stock voting separately and as a single class.  The holders of the Series A Voting Preferred Stock have the exclusive right, voting separately and as a single class, to vote on the election, removal and/or replacement of the Series A Directors.  Holders of common stock or other preferred stock have no right to vote on the Series A Directors.  The approval of the holders of the Series A Voting Preferred Stock, voting separately and as a single class, is required to authorize any resolution or other action to issue or modify the number, voting rights or any other rights, privileges, benefits or characteristics of the Series A Voting Preferred Stock, including without limitation, any action to modify the number, structure and/or composition of our current board of directors.

Our board of directors annually elects two of its members to serve as co-chairs of the board (each, a “Co-Chairman”).  One Co-Chairman of the board is elected by and from the common directors and the other Co-Chairman is elected by and from the Series A Directors (the “Series A Co-Chairman”).  In the case of any tie vote or deadlock of the board of directors, the Series A Co-Chairman has the deciding, tiebreaking vote.

The Series A Voting Preferred Stock is held by Phil Mulacek, one of the principals of the Fund, as the Fund’s designee (the “Initial Holder”). Mr. Mulacek is also the Series A Co-Chairman.  The Series A Voting Preferred Stock may be transferred only to certain controlled affiliates of the Initial Holder (“Permitted Transferees”), and the voting rights of the Series A Voting Preferred Stock are contingent upon the Initial Holder and Permitted Transferees (collectively, the “Series A Holders”) holding together at least 3,000,000 shares of our outstanding common stock.

The Series A Holders have effective control of our board of directors for so long as the voting rights of the Series A Voting Preferred Stock remain in effect.

Supermajority Vote for Amendments to Our Certificate of Incorporation

Our certificate of incorporation provides that further amendments to the certificate of incorporation (other than to change our name or registered agent and office and except as otherwise expressly provided for in our certificate of incorporation) require majority approval of our entire board of directors and approval by the stockholders holding 80 percent of the common stock and preferred stock with applicable voting rights voting together as a single class. The holders of our common stock, however, are not entitled to vote on any modification or amendment of any certificate of designation if such certificate of designation grants or reserves that right to the holders of the preferred stock.

Certain Fundamental Transactions Require a Supermajority Stockholder Vote

Our bylaws provide that the following actions must be approved by the stockholders holding 80 percent of our outstanding common stock and preferred stock with applicable voting rights voting together as a single class:

•	a transaction in which any person becomes the beneficial owner of our securities representing 50 percent or more of the total voting power represented by our then outstanding voting securities;

•	a merger or consolidation in which we are a party and in which our equity holders before such merger or consolidation do not retain at least a majority of the beneficial interest in the voting equity interests of the entity that survives or results from such merger or consolidation;

•	a sale or disposition by us of all or substantially all of our assets, other than in the ordinary course of business; or

•	subject to certain exceptions as described in the bylaws, any transaction to sell, transfer, assign, pledge, collateralize, encumber and/or otherwise leverage the assets of or any portion of our equity ownership of Empire New Mexico LLC, d/b/a Green Tree New Mexico, LLC and Green Tree New Mexico.

Exclusive Forum

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent to us or our stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or

•	any action asserting a claim governed by the internal affairs doctrine;

in each case, subject to the court having personal jurisdiction over the defendants.  If any action the subject matter of which is within the scope of this exclusive forum provision is filed in a court other than a court located with the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to:

•	the jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in such court to enforce this exclusive forum provision; and

•	having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to this exclusive forum provision. This exclusive forum provision is intended to apply to claims arising under Delaware state law and is not intended to apply to claims arising under the Securities Act of 1933, as amended, or the Exchange Act.

Listing

Our common stock is listed on the NYSE American stock exchange under the symbol “EP.”

Transfer Agent and Registrar

Securities Transfer Corporation is transfer agent and registrar for our common stock.